                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

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                             SYNTROLEUM CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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[LOGO] Syntroleum

March 25, 2002

To Our Stockholders:

   You are cordially invited to attend the 2002 annual meeting of stockholders of Syntroleum Corporation. On the following pages you will find a proxy statement that provides detailed information concerning the annual meeting, including the following matters to be acted upon at the meeting:

  .   the election of three directors to serve three-year terms; and

  . a proposal to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2002.

   The record date for determining stockholders entitled to notice of and to vote at the annual meeting is March 22, 2002. The date, time and place of the annual meeting are:

                                April 30, 2002
                             10:00 a.m. local time
                  International Center at International Plaza
                              1350 South Boulder
                                Tulsa, Oklahoma

   A copy of our 2001 annual report to stockholders is enclosed.

   I hope you will be able to attend the annual meeting in person. Whether or not you plan to attend, please be sure to date, sign and return the proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ KENNETH L. AGEE
                                          Kenneth L. Agee
                                          Chief Executive Officer
                                          and Chairman of the Board

                            SYNTROLEUM CORPORATION
                              1350 South Boulder
                                  Suite 1100
                          Tulsa, Oklahoma 74119-3295

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held April 30, 2002

To the Stockholders:

   The 2002 annual meeting of stockholders of Syntroleum Corporation will be held at the International Center at International Plaza, 1350 South Boulder, Tulsa, Oklahoma, on April 30, 2002, at 10:00 a.m. local time. At the annual meeting, the following will be voted upon:

   (1) A proposal to reelect the three Class C directors as members of the board of directors of Syntroleum to serve until the 2005 annual meeting of stockholders or until their respective successors have been duly elected and qualified (Proposal 1);

   (2) A proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of Syntroleum for the year ending December 31, 2002 (Proposal 2); and

   (3) Such other business as may properly come before the meeting or any adjournment of the meeting.

   These matters are described more fully in the accompanying proxy statement.

   Only stockholders of record at the close of business on March 22, 2002, are entitled to notice of and to vote at the annual meeting.

   Your vote is important -- as is the vote of every stockholder -- and the board of directors appreciates the cooperation of stockholders in directing proxies to vote at the meeting. It is important that your shares be represented at the meeting by your signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person.

   You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

                                          By Order of the Board of Directors,

                                          /s/ ERIC GRIMSHAW
                                          Eric Grimshaw
                                          Secretary

March 25, 2002

                            SYNTROLEUM CORPORATION

                               -----------------

                                PROXY STATEMENT

                               -----------------

   This Proxy Statement is furnished in connection with the solicitation of proxies by our board of directors for use at our 2002 annual meeting of stockholders to be held at the time and place set forth in the accompanying notice. This proxy statement and accompanying proxies are initially being mailed to our stockholders on or about March 29, 2001. As used in this Proxy Statement, the terms "we," "our" or "us" mean Syntroleum Corporation, a Delaware corporation, unless the context indicates otherwise.

                              GENERAL INFORMATION

Voting

   Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of, and to vote at, the annual meeting. As of such date, 33,282,707 shares of common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of stockholders at the meeting. No other class of stock with voting rights is outstanding. Cumulative voting is not allowed in the election of directors.

   Stockholders may vote in person or by proxy at the annual meeting. All properly executed proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the specification made on the proxy. Proxies submitted without specification will be voted (except to the extent that authority to vote has been withheld) (1) FOR Proposal 1 to elect the nominees for director proposed by the board of directors and (2) FOR Proposal 2 to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2002. In connection with any other business that may properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxy, except that proxies voted against the proposal to reelect each of the three nominees as directors will not be voted in favor of any adjournment of the annual meeting for the purpose of soliciting additional proxies. The persons named as proxies were designated by the board of directors and are officers.

Quorum

   The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker "non-votes" will be counted as present for purposes of determining whether there is a quorum at the annual meeting. The term broker "non-votes" refers to shares held by brokers and other nominees or fiduciaries that are present at the annual meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter's "non-routine" nature.

Matters to be Voted Upon

   At the annual meeting, the following matters will be voted upon:

   (1) A proposal to reelect three Class C directors as members of our board of directors to serve until the 2005 annual meeting of stockholders or until their respective successors have been duly elected and qualified (Proposal 1);

   (2) A proposal to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2002 (Proposal 2); and

   (3) Such other business as may properly come before the meeting or any adjournment of the meeting.

   We know of no other matters that are likely to be brought before the annual meeting.

Votes Required

   Proposal 1 -- Election of Directors. In accordance with our bylaws, the directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions and broker "non-votes" marked on proxy cards will not be included in the tabulation of the votes cast.

   Proposal 2 -- Ratification of Appointment of Independent Public Accountants. In accordance with our bylaws, the approval of the proposal to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2002 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter. Accordingly, abstentions will have the effect of a vote against the proposal. Broker "non-votes" will be treated as not present and entitled to vote and will therefore not be included in determining the percentage of shares voting in favor of the proposal.

Revoking a Proxy

   Any stockholder may revoke his or her proxy at any time before it is voted at the meeting by (1) duly executing and delivering to our corporate secretary a proxy bearing a later date, (2) filing with our corporate secretary a written notice of revocation or (3) voting in person at the meeting. The mailing address of our executive office is 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295. A stockholder's presence without voting at the annual meeting will not automatically revoke a previously delivered proxy, and any revocation during the meeting will not affect votes previously taken.

Solicitation

   Solicitation of proxies will be primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone and facsimile transmission, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our common stock. We may engage third parties to assist in the solicitation of proxies, and in that event would incur additional costs.

                       PROPOSAL 1--ELECTION OF DIRECTORS

   Our certificate of incorporation divides the board of directors into three classes, with each class serving three-year terms. The members of each class serve until the annual meeting of stockholders in the third year following their election, with one class being elected each year.

   The persons named in the accompanying proxy intend to vote such proxy in favor of the election of the nominees named below, who are currently directors, unless authority to vote for the director is withheld in the proxy. Although the board of directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the board of directors, unless contrary instructions are given in the proxy.

   The board of directors recommends that stockholders vote FOR the reelection of the three Class C directors.

Nominees -- Class C Directors

   Set forth below is certain information with respect to each nominee for election as a director. Unless otherwise noted, each of our directors has served as a director of our company since the closing of the merger of Syntroleum Corporation and SLH Corporation on August 7, 1998 and, before the merger, as a director of our predecessor company, Syntroleum Corporation, an Oklahoma corporation. References to positions held with us before the date of the merger refer to positions held with our predecessor company, Syntroleum Corporation.


                                      Name and Business Experience                                        Age
                                      ----------------------------                                        ---
Alvin R. Albe, Jr........................................................................................ 48

Mr. Albe became a director in December 1988. Mr. Albe is currently Executive Vice President of the
TCW Group, Inc., a capital management firm. Prior to joining TCW in 1991, Mr. Albe was President of
Oakmont Corporation, a privately held corporation which administers and manages assets for several families and individuals. Mr. Albe was associated with Oakmont Corporation from 1982 to 1991. Before that time, he was Manager of Accounting at McMoRan Oil and Gas Co., and a Certified Public
Accountant with Arthur Andersen & Co. in New Orleans. Mr. Albe graduated from the University of
New Orleans with a B.S. in Accounting.

Robert A. Day............................................................................................ 58

Mr. Day became a director in March 2000. He is currently Chairman of the Board and Chief Executive
Officer of Trust Company of the West, an investment management company, and Chairman and
President of W.M. Keck Foundation, a philanthropic organization. Mr. Day also serves on the board of directors of Fisher Scientific International, Inc., Freeport-McMoRan, Inc., McMoRan Exploration
Company and Freeport-McMoRan Copper & Gold, Inc. Mr. Day holds a B.S. in Economics from
Claremont McKenna College.

J. Edward Sheridan....................................................................................... 67

Mr. Sheridan became a director in November 1995. In 1985, Mr. Sheridan founded and since that time has served as President of Sheridan Management Corporation, a company whose purpose is to provide support services to businesses in industries with global markets for their products and services. From
1973 to 1975, he was Chief Financial Officer at Fairchild Industries, and from 1975 to 1985, he was
Chief Financial Officer at AMF, Inc. Mr. Sheridan is also a director of Bitwise Design, Inc. Mr. Sheridan holds an M.B.A. from Harvard University with an emphasis on Finance and International Operations and a B.A. from Dartmouth College.

Continuing Directors

   Set forth below is comparable information for those directors whose terms will expire in 2003 and 2004. Unless otherwise noted, each of such directors has served as a director since August 7, 1998, the closing date of the merger of Syntroleum Corporation and SLH Corporation, and as a director prior to the merger.

2003 -- Class A Directors:

                                     Name and Business Experience                                       Age
                                     ----------------------------                                       ---
Mark A. Agee........................................................................................... 49

Mr. Agee is our President, Chief Operating Officer and a director. Mr. Agee joined our company in 1994 as Vice President of Finance and became President and Chief Operating Officer in February 1996. He
has served as a director since March 1985. From 1989 to May 1993, he served as President, Chief
Executive Officer and director of Convergent Communications, a company which he founded in 1989 and sold in 1993. From 1981 to 1989, he served as President, Chief Executive Officer and a director of
XETA Corp., a computer company which he founded in 1981 and which became public in 1987. He holds a Bachelor's degree in Chemical Engineering from the University of Tulsa and is a licensed
Professional Engineer in the State of Oklahoma.

Frank M. Bumstead...................................................................................... 60

Mr. Bumstead became a director in May 1993. He has served as the President of Flood, Bumstead,
McCready & McCarthy, Inc., a financial and business management firm, since 1990. Mr. Bumstead has served as Vice Chairman of the Board of Response Oncology, Inc., a health care services firm, since
1986. He has served as a director of First Union National Bank of Tennessee since 1996. Mr. Bumstead has also served as a director of American Retirement Corp. and as a director of Imprint Records, Inc.
since 1995 and as a director of TBA Entertainment, Inc. since 1994.

Robert B. Rosene, Jr................................................................................... 48

Mr. Rosene became a director in March 1985. Mr. Rosene is President of Seminole Energy Services,
L.L.C., a natural gas consulting and marketing company. From 1984 to August 1998, he was Vice
President of Boyd Rosene and Associates, Inc., a natural gas consulting and marketing firm which he co-
founded. From 1976 to 1984, he was employed with Transok Pipeline Company, where he served in various positions, including Manager of Rates and Contract Administration and director of Gas
Acquisitions. In 1987, Mr. Rosene co-founded MBR Resources, an oil and gas production company with operations in Arkansas, New Mexico, Oklahoma and Texas. Mr. Rosene holds a B.A. in Accounting from Oklahoma Baptist University.

2004 -- Class B Directors:

Kenneth L. Agee......................................................................................... 45

Mr. Agee is our Chief Executive Officer and Chairman of the Board. Mr. Agee founded our company in
1984 and initially served as President and a director. He became Chief Executive Officer in February
1996 and Chairman of the Board in November 1995. He is a graduate of Oklahoma State University with a degree in Chemical Engineering and is a licensed Professional Engineer in the State of Oklahoma. In addition, he has over 15 years of experience in the energy industry and is listed as inventor on several
United States and foreign patents and several pending patent applications, all of which have been assigned to us by Mr. Agee.

                                      Name and Business Experience                                        Age
                                      ----------------------------                                        ---

P. Anthony Jacobs........................................................................................ 60

Mr. Jacobs has served as a director since December 1996. Mr. Jacobs also served as the Chairman of the
Board of SLH Corporation from December 1996 through the closing date of the merger of Syntroleum
Corporation and SLH Corporation. Mr. Jacobs served as President and Chief Executive Officer of Lab
Holdings, Inc., a company principally engaged in the laboratory testing business, a position he held from
September 1997 until August of 1999 when the company merged with Lab One, Inc. From 1990 to 1993, he served as Executive Vice President and Chief Operating Officer of Lab Holdings, and from May 1993 to September 1997, he served as President and Chief Operating Officer of Lab Holdings. Mr. Jacobs also serves on the board of directors for Trenwick Group, Inc. and Response Oncology, Inc. Mr. Jacobs holds an M.B.A. from the University of Kansas and also is a Chartered Financial Analyst.

James R. Seward.......................................................................................... 49

Mr. Seward has served as a director since December 1988. Mr. Seward also served as the President,
Chief Executive Officer and director of SLH Corporation from February 1997 through the closing date of the merger of Syntroleum Corporation and SLH Corporation. From 1990 to September 1997, Mr.
Seward served as Chief Financial Officer and a director of Lab Holdings. From 1990 to May 1993, he served as Senior Vice President of Lab Holdings, and from May 1993 to September 1997, he served as
Executive Vice President. He also serves as a director of Response Oncology, Inc., Lab One, Inc. and
Concorde Career Colleges. Mr. Seward holds an M.B.A. in Finance and a M.P.A. from the University of
Kansas and is also a Chartered Financial Analyst.

   There are no family relationships, of first cousin or closer, among our directors and executive officers, by blood, marriage or adoption, except that Mr. Kenneth L. Agee and Mr. Mark A. Agee are brothers.

Board Compensation

   During 2001, the board of directors held a total of five meetings and took action by unanimous written consent on seven occasions. Each member of the board of directors attended all of the board meetings and meetings of any committee on which he served except for Mr. Day, who did not attend two board meetings, and Messrs. Sheridan and Jacobs, who did not attend one board meeting each.

   We do not pay our outside directors a cash retainer. All directors are reimbursed for their travel and other expenses involved in attendance at board and committee meetings. Directors who are employees are not paid any fees or additional remuneration for services as members of the board of directors or any committee.

   Nonemployee directors are participants in our Stock Option Plan for Outside Directors. Under this plan, each nonemployee director is granted, on January 1 of each year, an option to purchase a number of shares of our common stock determined by dividing $18,000 by the fair market value of our common stock on that date. Except for the initial grant of options to an outside director under the plan, which is 100% vested, the vesting of options granted is based on the percentage of total board meetings attended by a director during the preceding year. The exercise price per share of each option equals the fair market value of a share of our common stock on the date the option is granted.

Board Committees

   The board of directors has two standing committees: the audit committee and the nominating and compensation committee.

  Audit Committee

   The audit committee is comprised of Messrs. Albe, Bumstead, Rosene, Seward and Sheridan. The committee met two times during 2001. The committee recommends to the board of directors independent public accountants as auditors and reviews, to the extent it deems appropriate, the scope, plan and findings of the annual audit and internal audits, recommendations of the independent public accountants, the adequacy of internal accounting controls and audit procedures, our audited financial statements, non-audit services performed by the independent public accountants and fees paid to the independent public accountants for audit and non-audit services. The Board of Directors has adopted a written charter for the audit committee, which was attached as Annex A to the proxy statement for our 2001 annual meeting of stockholders.

   The Nasdaq rules restrict directors that have relationships with the company that may interfere with the exercise of their independence from management and the company from serving on the audit committee. For example, the rules prohibit a director from serving on the audit committee if such director was employed by the company or any of its affiliates during any of the past three years or accepted any compensation from the company or its affiliates in excess of $60,000 during the previous fiscal year. During 2001, we paid Mr. Seward approximately $72,000 for consulting services.

   The Nasdaq rules provide that a director with a restricted relationship may, under certain circumstances, be appointed to the audit committee if the company's board of directors determines that such director's membership on the committee is required by the best interests of the company and its stockholders. Accordingly, the board has determined that, in light of Mr. Seward's significant financial experience and expertise, his membership on the audit committee is required by the best interests of our company and our stockholders. We believe that the other members of the audit committee have no relationships that may interfere with the exercise of their independence from management and the company.

  Nominating and Compensation Committee

   The nominating and compensation committee is comprised of Messrs. Albe and Rosene. The committee did not meet during fiscal year 2001, but took action by unanimous written consent on five occasions. The committee establishes and reports to the full board with respect to compensation plans under which officers and directors are eligible to participate, as well as the salary for the chief executive officer and other executive officers. The committee administers our 1993 Stock Option and Incentive Plan and 1997 Stock Incentive Plan, and reviews our compensation program on a regular basis. The committee also recommends policies concerning director compensation to the board of directors.

   The nominating and compensation committee will consider nominees for director recommended by our stockholders. Please submit your recommendation in writing along with a resume of the nominee's qualifications and business experience and a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director. Submit nominations to Eric Grimshaw, Secretary, Syntroleum Corporation, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2002, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation" in this proxy statement, (3) all directors and executive officers as a group and (4) all persons known by us to be the beneficial owners of at least five percent of our outstanding common stock. As of March 1, 2002, 33,282,707 shares of our common stock were issued and outstanding.

                                                                        Percentage
                        Name (1)(2)                            Shares    of Class
                        -----------                          ---------- ----------
Kenneth L. Agee(3)..........................................  4,937,312    14.8%
Mark A. Agee(4).............................................  1,480,338     4.4%
Randall M. Thompson.........................................    366,957     1.1%
Larry J. Weick(5)...........................................    381,810     1.1%
Paul F. Schubert............................................     65,000       *
Alvin R. Albe, Jr...........................................     74,268       *
Frank M. Bumstead...........................................     82,626       *
Robert A. Day(6)............................................  5,021,108    15.1%
P. Anthony Jacobs(7)........................................    423,253     1.3%
Robert B. Rosene, Jr.(8)....................................    181,599       *
James R. Seward(9)..........................................    332,424     1.0%
J. Edward Sheridan..........................................     36,044       *
All directors and executive officers as a group (16 persons) 13,685,280    41.1%
William D. Grant(10)........................................  2,255,146     6.8%
Strong Capital Management, Inc.(11).........................  1,783,800     5.4%

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*  Represents ownership of less than 1%.
(1) Except as otherwise noted and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer is c/o Syntroleum Corporation, 1350 South Boulder, Suite 1100, Tulsa, Oklahoma 74119-3295.
(2) Shares of common stock subject to options that are exercisable within 60 days of the date of this proxy statement are deemed outstanding for purposes of determining the beneficial ownership and computing the percentage ownership of such person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Accordingly, the following shares of common stock subject to stock options are included in the table: Kenneth L. Agee--75,581; Mark A. Agee--64,132; Randall M. Thompson--306,525; Larry J. Weick--114,930; Paul F. Schubert--65,000; Alvin R. Albe, Jr.--9,068; Frank M. Bumstead--9,068; Robert A. Day--1,964; P. Anthony Jacobs--204,068; Robert B. Rosene, Jr.--9,068; James R. Seward--9,068; J. Edward Sheridan--9,068; all directors and executive officers as a group--1,179,961; and William D. Grant--47,200.
(3) Includes 42,056 shares of common stock owned by two of Mr. Agee's children.
(4) Includes 38,696 shares of common stock owned by Mr. Mark A. Agee's children, as to which Mr. Mark A. Agee disclaims beneficial ownership.
(5) Includes 12,200 shares of common stock held by Mr. Weick as custodian for his daughters, as to which he disclaims beneficial ownership.
(6) Based on a Schedule 13G filed with the Securities and Exchange Commission on March 6, 2002 by Mr. Day and Oakmont Corporation, a company under the control of Mr. Day. According to the filing, Mr. Day and Oakmont have shared voting and dispositive power over 5,019,144 of these shares. Of the shares reported, 3,241,225 shares are held by Mr. Day and 1,777,919 are held by Oakmont.

(7) Includes 1,500 shares of common stock held by Mr. Jacobs' wife, as to which he disclaims beneficial ownership.
(8) Includes 10,800 shares of common stock owned by trusts the beneficiaries of which are Mr. Rosene's children, as to which Mr. Rosene disclaims beneficial ownership.
(9) Includes 2,250 shares of common stock held in a family trust for which Mr. Seward serves as a co-trustee with his mother (and in that capacity shares voting and investment powers).
(10) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002 by Mr. Grant. According to the filing, Mr. Grant has sole voting and sole dispositive power over 1,352,400 of these shares and has shared voting and shared dispositive power over 902,746 of these shares. Mr. Grant's address is One Ward Parkway, Suite 130, Kansas City, Missouri 64112.
(11) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002 by Strong Capital Management, Inc. According to the filing, Strong Capital Management, Inc. has shared voting power over 1,353,100 of these shares and shared dispositive power over 1,783,800 of these shares. Strong Capital Management's address is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and owners of 10% or more of our common stock to file with the SEC and the NASDAQ Stock Market initial reports of ownership and reports of changes in ownership of common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers and 10% or more stockholders during the fiscal year ended December 31, 2001 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Mr. Larry J. Weick, our Vice President of Licensing and Business Development, failed to timely file one report on Form 4.

                            EXECUTIVE COMPENSATION

   The following tables show the compensation for our chief executive officer and each of our other four most highly compensated executive officers serving as such on December 31, 2001.

                          Summary Compensation Table

                                                                   Long Term
                                          Annual Compensation (1) Compensation
                                          ----------------------- ------------
                                                                   Securities
                                                                   Underlying
      Name and Principal Position    Year Salary ($)    Bonus ($)   Options
      ---------------------------    ---- ----------    --------- ------------
    Kenneth L. Agee................. 2001  $255,000           --         --
     Chairman of the Board and       2000   230,000           --     25,000
     Chief Executive Officer         1999   229,000           --     35,000
    Mark A. Agee.................... 2001  $230,000           --         --
     Director, President and Chief   2000   205,000           --     25,000
     Operating Officer               1999   203,000           --     30,000
    Randall M. Thompson............. 2001  $200,000     $250,000     20,000
     Vice President and              2000   175,000           --    200,000
     Chief Financial Officer         1999   170,000           --    180,000
    Larry J. Weick.................. 2001  $200,000           --     20,000
     Vice President of Licensing and 2000   183,333     $ 35,000    100,000
     Business Development            1999   170,200           --     30,000
    Paul F. Schubert................ 2001  $175,000           --     27,500
     Vice President of Research      2000   154,167           --     60,000
     and Development                 1999   130,000           --     25,000

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(1) The named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for the named executive officers during the fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

   The following table provides information concerning grants of stock options made to the named executive officers during 2001.

                     Option/SAR Grants in Last Fiscal Year

                                                                   Potential Realizable
                                                                  Value at Assumed Annual
                                                                   Rates of Stock Price
                                                                  Appreciation for Option
                                  Individual Grants                       Term(2)
                    --------------------------------------------- -----------------------
                               % of Total
                                Options
                    Number of   Granted
                    Securities     to
                    Underlying Employees  Exercise or
                     Options   in Fiscal   Base Price  Expiration
       Name          Granted      Year    ($/Share)(1)    Date       5%($)      10%($)
       ----         ---------- ---------- ------------ ----------   ------      -------
Kenneth L. Agee....        0         0           0            --       0            0
Mark A. Agee.......        0         0           0            --       0            0
Randall M. Thompson   20,000      1.92       $5.30      11/28/11  66,663      168,937
Larry J. Weick.....   20,000      1.92       $5.30      11/28/11  66,663      168,937
Paul F. Schubert...   27,500      2.64       $5.30      11/28/11  91,661      232,288

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(1) The exercise price of the options granted is equal to the market value of the common stock on the date of grant, except in the case of Kenneth L. Agee where the exercise price of the options granted to Mr. Agee is equal to 110% of the market value of the common stock on the date of the grant.
(2) Potential realizable value of each grant assumes that the market prices of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. These rates are specified by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

   The following table provides information concerning each stock option exercised during 2001 by each of the named executive officers and the value of unexercised options held by such officers at the end of 2001.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                            Number of Securities      Value of Unexercised
                      Shares               Underlying Unexercised    In-the-Money Options at
                     Acquired    Value   Options at Fiscal Year-End  Fiscal Year-End ($)(2)
                        on      Realized -------------------------- -------------------------
       Name         Exercise(#)  ($)(1)  Exercisable  Unexercisable Exercisable Unexercisable
       ----         ----------- -------- -----------  ------------- ----------- -------------
Kenneth L. Agee....        0          0     63,915        28,332            0           0
Mark A. Agee.......        0          0     54,132        26,666        4,400       2,200
Randall M. Thompson        0          0    289,859       213,332      122,175      49,200
Larry J. Weick.....        0          0    104,930        96,666       39,227      38,200
Paul F. Schubert...   20,200    119,924     56,667        75,833            0      51,333

--------
(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares underlying the options.
(2) Based on the closing price of the common stock of $7.10 on December 31, 2001, the last trading day of 2001.

Board Compensation Committee Report on Executive Compensation

   Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize stockholder returns by achieving our short- and long-term strategic goals. The compensation programs are designed to link each executive's compensation directly to individual and company performance.

   There are three basic components to our compensation system:

      . base pay,

      . cash bonuses, and

      . long-term equity-based incentive compensation.

   We address each of these components within the context of individual and company performance and competitive conditions. In determining competitive compensation levels, we consider data that includes information regarding other companies engaged in the development of new technologies, including energy companies engaged in technology development. Some, but not all of these companies, are engaged in the development of gas-to-liquids technologies. In determining executive compensation, the compensation committee does not compare our financial and operating performance with that of the companies and indices shown in the Performance Graph.

   The compensation committee determines bonuses and stock option awards and changes in remuneration to our executive officers. Bonuses and grants or awards of stock options are individually determined and administered by the compensation committee. The compensation committee takes into account our financial position, including the need to conserve cash resources in order to satisfy anticipated capital and operating expenses, in determining executive compensation and places more emphasis on stock-based compensation as a result. The chief executive and chief operating officers work with the compensation committee in the design of the plans and make recommendations to the compensation committee regarding the salaries and bonuses of executive officers that report directly to them as well as the salaries and bonuses and the award of options to other employees.

  Base Pay

   Base pay is designed to be competitive with salary levels for comparable executive positions at other companies engaged in the development of new technologies. The compensation committee reviews such comparable salary information as one factor to be considered in determining the base pay for our executive officers. The compensation committee also considers other factors, including that officer's responsibilities, experience, leadership, potential future contribution and demonstrated individual performance (measured against strategic business objectives such as achieving commercial application of our gas-to-liquids technology and continued development of improvements to that technology designed to improve performance and reduce capital costs). The compensation committee also considers internal pay equity among the executive officers and employees generally. The types and relative importance of the strategic business objectives and financial objectives vary among our executives depending on their positions and the particular operations and functions for which they are responsible. Our philosophy and practice is to place a significant emphasis on the incentive component of compensation. The compensation committee reviews base salaries annually. No increases in base salaries were made during 2001. Annual base salaries for Messrs. Kenneth L. Agee, Mark A. Agee, Randall M. Thompson, Larry J. Weick and Paul F. Schubert are currently $255,000, $230,000, $200,000, $200,000 and $175,000, respectively.

  Cash Bonuses

   Our cash bonuses are designed to reward executive officers for individual performance and for contributing to the attainment of strategic business objectives and certain financial objectives. The amount each executive officer receives is determined by the compensation committee and depends on the individual's performance and level of responsibility, as well as our financial position. No particular formula is used in determining the amount of the awards. No cash bonuses were paid during 2001 except for a bonus in the amount of $250,000 paid to Randall M. Thompson, our Vice President and Chief Financial Officer, in recognition of his efforts in connection with our Sweetwater project.

  Long-Term Equity-Based Compensation

   Long-term equity-based compensation is tied directly to stockholder return. Long-term incentive compensation consists of stock options, which generally vest in one-third increments in each of the three years following the date of the grant, although vesting can be accelerated if deemed appropriate by the compensation committee. The exercise price of stock options granted is generally equal to the fair market value of the common stock on the date of grant. Accordingly, executives receiving stock options are rewarded only if the market price of the common stock appreciates. Stock options are thus designed to align the interests of our executive officers and other employees with those of our stockholders by encouraging executives to enhance our value and, hence, the price of the common stock and stockholder return. In determining whether to grant stock options to executive officers, the compensation committee considers a variety of factors, including that executive's current ownership stake in our company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with our company, prior option grants (including the size of previous grants and the number of options held) and the value of the executive's service to our company. The compensation committee also considers these factors when determining whether to grant stock options to other employees. Options were granted to substantially all executive officers during 2001.

  Compensation of the Chief Executive Officer

   The compensation committee designs Mr. Kenneth L. Agee's compensation package using the same components and methodology as apply to other executive officers, taking into account his high level of importance and accountability. In reviewing Mr. Agee's performance in 2001, the compensation committee focused primarily on our attainment of certain strategic goals, including progress in the development of certain of our technologies and progress in certain of our commercial projects. The compensation committee did not grant Mr. Agee stock options or award Mr. Agee a cash bonus in 2001. In determining the option award, the compensation committee took into account Mr. Agee's position as our founder and our major stockholder, which provides an effective long-term performance incentive tied directly to stockholder return, as well as the factors described above.

  Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to the chief executive officer or to any of the four other most highly compensated executive officers, except for qualified performance-based compensation. We had no non-deductible compensation expense for fiscal year 2001. We plan to review executive compensation as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.

                               -----------------

   Determination of executive compensation is an evolving discipline. The compensation committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the compensation committee reserves the right to alter its approach in response to changing conditions.

                            Compensation Committee
                              Alvin R. Albe, Jr.
                             Robert B. Rosene, Jr.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee consists of Messrs. Albe and Rosene, each of whom is a non-employee director. None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board of directors, and there are no other matters relating to interlocks or insider participation that we are required to report.

Performance Graph

   The following performance graph compares the performance of our common stock during the period beginning on March 3, 1997 (the first day our common stock was publicly available for purchase) and ending December 31, 2001, to the NASDAQ Stock Market index consisting of United States companies (the "NASDAQ COMPOSITE") and an index consisting of 116 publicly traded companies having a segment of business with SIC code 1321 for the same period. SIC code 1321 covers establishments primarily engaged in producing hydrocarbons from oil and gas field gases. The graph assumes a $100 investment in our common stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

                           VALUE OF $100 INVESTMENT
             ASSUMING REINVESTMENT OF DIVIDENDS AT MARCH 3, 1997,
             AND AT THE END OF EVERY SIX-MONTH PERIOD BEGINNING ON
                 JUNE 30, 1997, AND THROUGH DECEMBER 31, 2001

                                    [CHART]

                SYNTROLEUM     NASDAQ COMPOSITE    SIC CODE 1321
03/03/1997      $100           $100                $100
06/30/1997      $402           $110                $112
12/31/1997      $878           $121                $118
06/30/1998      $572           $145                $121
12/31/1998      $194           $170                $118
06/30/1999      $280           $209                $146
12/31/1999      $255           $317                $148
06/30/2000      $537           $309                $168
12/31/2000      $533           $190                $182
06/30/2001      $285           $168                $158
12/31/2001      $223           $151                $148

                 Mar. 3, Jun. 30, Dec. 31, Jun. 30, Dec. 31, Jun. 30, Dec. 31, Jun. 30, Dec. 31, Jun. 30, Dec. 31,
                  1997     1997     1997     1998     1998     1999     1999     2000     2000     2001     2001
                 ------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
SYNTROLEUM......  $100     $402     $878     $572     $194     $280     $255     $537     $533     $285     $223
SIC CODE 1321...  $100     $112     $118     $121     $118     $146     $148     $168     $182     $158     $148
NASDAQ COMPOSITE  $100     $110     $121     $145     $170     $209     $317     $309     $190     $168     $151

Executive Employment Agreements

   We have entered into employment agreements with each of our executive officers. These agreements provide for annual base salaries which may be increased by us from time to time. In addition, each employment agreement entitles the employee to participate in employee benefit plans that we may from time to time offer to our employees.

   Each agreement provides for an initial term of 12 months and is automatically renewed for successive terms of 12 months unless sooner terminated. Under each agreement, employment may be terminated as follows:

  .   by us upon the employee's death, disability or retirement;

  . by us upon the dissolution and liquidation of our company (unless our business is thereafter continued);

  .   by us for just cause;

  .   by the mutual agreement of the employee and us; and

  .   by either us or the employee upon 60 days' written notice.

   If employment is terminated by us for any reason other than as noted in the first three items above, the employee is entitled to receive his monthly salary for a period of one or two years, as applicable, following the date of termination. In addition, if there is a change in control of our company and:

  . we terminate the employee's employment for any reason other than the employee's death, disability, retirement or just cause during the one-year period immediately following the change of control;

  .   the employee terminates his employment for good reason; or

  . during the 60-day period immediately following the lapse of one year after any change of control, we or the employee terminate the employee's employment for any reason;

then, in lieu of any further payments for periods subsequent to the date of termination, we or our successor will pay the employee an amount equal to one or two times, as applicable, such employee's full base salary in effect on the date of termination payable in equal monthly installments for a period of 12 or 24 months, as applicable.

   Pursuant to each agreement, the employee is prohibited from disclosing to third parties, directly or indirectly, our trade secrets, either during or after the employee's employment with our company, other than as required in the performance of the employee's duties. The agreement also provides that the employee will not have or claim any right, title or interest in any trademark, service mark or trade name owned or used by us. The employee also agrees to irrevocably assign to us all of the employee's right, title and interest in and to any and all inventions and works of authorship made, generated or conceived by the employee during his or her period of employment with us and which related to our business or which were not developed on the employee's own time. Each employee further agrees that during the period of employment with us and for a period of two years following the termination of employment, the employee will not engage in certain activities related to our business, including a covenant not to compete.

                             CERTAIN TRANSACTIONS

   In February 1994, Mr. Mark A. Agee, our President and Chief Operating Officer, purchased 750,000 shares of our predecessor company's common stock for a purchase price of $0.50 per share, which was paid by delivery of a promissory note in the amount of the aggregate purchase price. In June 1995, Messrs. Mark
A. Agree and Larry J. Weick, our Vice President of Licensing and Business Development, purchased 250,000 and 200,000 shares of our predecessor company's common stock, respectively, for a purchase price of $0.50 per share, in each case paid by delivery of promissory notes in the amount of each of the respective aggregate purchase prices. In September 1997, our predecessor company loaned Messrs. Agee and Weick $594,856 and $117,174, respectively, the proceeds of which were used to repay their respective previously outstanding notes. The currently outstanding notes bear interest at the rate of 6.1% per year and mature in May 2004. The largest aggregate amount outstanding at any time during 2001 pursuant to each of such notes was $760,381 and $149,779 by Messrs. Agee and Weick, respectively. As of March 1, 2002, each of Messrs. Agee and Weick owed pursuant to such promissory notes approximately $767,814 and $151,243, respectively. To secure their respective notes, Messrs. Agee and Weick have each pledged to us shares of our common stock with a market value equal to no less than two times the indebtedness under their respective notes.

   In February 1999, we loaned Paul F. Schubert, our Vice President of Research and Development, $29,335. In September 1999 we loaned Mr. Schubert $30,000. These notes are unsecured, bear interest at the rate of 5.18% and 5.98%, respectively, and mature on February 25, 2002 and September 14, 2003, respectively. The largest aggregate amount outstanding at any time during 2001 pursuant to each of these notes was $34,022 and $34,258, respectively. The note due February 25, 2002 was renewed on that date and now matures on February 25, 2003. As of March 1, 2002, Mr. Schubert owed pursuant to such promissory note approximately $34,291.

   During the third quarter of 2001, we loaned $300,000 to Mr. Kenneth L. Agee, our Chief Executive Officer and Chairman of the Board, and $1,295,217 to Mr. Mark A. Agee. Each of the loans to the Agees is full recourse, matures in one year, bears interest at the rate of 6%, and is secured by the pledge to us by each of the Agees of shares of our common stock which they own and which have a value, based on our stock price, equal to or greater than two times the outstanding principal and accrued interest of their respective loans. The largest aggregate amount outstanding at any time during 2001 pursuant to each of these loans was $307,242 and $1,325,941, respectively. At March 1, 2002, the balance of principal and interest under the loans to the Agees totaled $309,912 and $1,337,270, respectively.

   Following the merger of Syntroleum Corporation and SLH Corporation, we engaged James R. Seward, a director of our company, as a management consultant. During 2001, we paid Mr. Seward approximately $72,000 for consulting services. We anticipate that we will pay Mr. Seward approximately $48,000 during 2002 for consulting services.

                    PROPOSAL 2--RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

   Our board of directors has, upon recommendation of the audit committee, appointed Arthur Andersen LLP ("Arthur Andersen") as our independent public accountants for the year ending December 31, 2002. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to approve this appointment. The board of directors recommends that stockholders vote FOR the ratification of the appointment of Arthur Andersen as our independent public accountants for the year ending December 31, 2002.

   In light of the recent widely publicized events involving Arthur Andersen, including the indictment obtained by the Department of Justice, the audit committee intends to continue to monitor the situation regarding Arthur Andersen. The audit committee notes Arthur Andersen's expressed intention to contest the indictment vigorously, and the committee believes the audit services provided to our company by Arthur Andersen have been satisfactory in the past and that there are advantages deriving from its familiarity with our company and its operations. Depending on the circumstances, the audit committee might in the future recommend a change, and the board of directors may in its discretion decide to change, the appointment at any time during the year without stockholder action if it determines that the change would be in the best interests of our company and its stockholders. If the stockholders do not approve the appointment of Arthur Andersen, the board of directors will consider the appointment of other independent public accountants.

   Representatives of Arthur Andersen will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any stockholders.

                         BOARD AUDIT COMMITTEE REPORT

   Our committee has reviewed and discussed Syntroleum's audited financial statements for the year ended December 31, 2001 with management. In addition, we have discussed with Arthur Andersen LLP, Syntroleum's independent auditing firm, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61).

   We have received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from Syntroleum. We also have discussed with management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

   Based on the foregoing review and discussions and relying thereon, we have recommended to the board of directors the inclusion of Syntroleum's audited financial statements for the year ended December 31, 2001 in Syntroleum's Annual Report on Form 10-K for such year filed with the SEC.

                                Audit Committee

                              Alvin R. Albe, Jr.
                               Frank M. Bumstead
                             Robert B. Rosene, Jr.
                                James R. Seward
                              J. Edward Sheridan

                       FEES PAID TO ARTHUR ANDERSEN LLP

   Arthur Andersen LLP has billed us fees as set forth in the table below for
(i) the audit of our 2001 annual financial statements and the reviews of our 2001 quarterly financial statements, (ii) financial information systems design and implementation work rendered in 2001, and (iii) all other services rendered in 2001.

                                     Financial Information
                              Audit   Systems Design and   All Other
                              Fees    Implementation Fees    Fees
                             ------- --------------------- ---------
            Fiscal year 2001 $47,000          --           $276,450

   A substantial majority of the $276,450 reported as "All Other Fees" represents payments made for preparation of state and federal tax returns and tax advisory services. The audit committee has considered whether the provision of services rendered in 2001, other than the audit of our financial statements and the reviews of our quarterly financial statements, was compatible with maintaining the independence of Arthur Andersen LLP and determined that the provision of such services was compatible with maintaining such independence.

                             STOCKHOLDER PROPOSALS

   Rule l4a-8 under the Securities and Exchange Act of 1934 addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2003 annual meeting of stockholders should be received by our corporate secretary no later than November 25, 2002. However, if the date of the 2003 annual meeting of stockholders changes by more than 30 days from the anniversary date of the 2002 annual meeting, the deadline is a reasonable time before we begin to print and mail its proxy materials. Stockholder proposals must also be otherwise eligible for inclusion.

   If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals for an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the proposal to our corporate Secretary. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 70 days nor more than 90 days prior to the first annual anniversary of the prior year's annual meeting of stockholders. Under our bylaws, proposals that stockholders intend to have included in our proxy statement for the 2003 annual meeting of stockholders should be received by our corporate secretary no earlier than January 30, 2003 or later than February 19, 2003. However, in the event the date of the annual meeting of stockholders is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 70th day prior to such annual meeting of stockholders or the tenth day following the day on which we first publicly announce the date of such meeting.

                         TRANSACTION OF OTHER BUSINESS

   As of the date of this proxy statement, the board of directors is not aware of any matters other than those set forth herein that will come before the meeting. Should any other matter requiring the vote of stockholders arise at the meeting, proxies will be voted on that matter in accordance with the judgment of the person or persons voting the proxies.

   Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

   WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2001. WRITTEN REQUESTS SHOULD BE MAILED TO ERIC GRIMSHAW, SECRETARY, SYNTROLEUM CORPORATION, 1350 SOUTH BOULDER, SUITE 1100, TULSA, OKLAHOMA 74119-3295.

                                          By Order of the Board of Directors,

                                          ERIC GRIMSHAW

                                          /s/ ERIC GRIMSHAW
                                          Vice President, General Counsel
                                          and Secretary

March 25, 2002

                             SYNTROLEUM CORPORATION

           This proxy is solicited on behalf of the Board of Directors

         The undersigned hereby appoints Kenneth L. Agee, Mark A. Agee and Eric Grimshaw, and each of them individually with the power of substitution, as Proxy or Proxies of the undersigned, to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of Syntroleum Corporation (the "Company") to be held at the International Center at International Plaza, 1350 South Boulder, Tulsa, Oklahoma 74119 on April 30, 2002 at 10:00 a.m. local time and at any adjournment thereof, hereby revoking any prior Proxy or Proxies. This Proxy when properly executed will be voted as directed on the reverse hereof by the undersigned. If no direction is made, shares will be voted "FOR" proposal 2 and "FOR" the election of directors named in the Proxy.

                   (TO BE CONTINUED AND SIGNED ON OTHER SIDE)

/x/  Please mark your
     votes as in this
     example

The Board of Directors recommends that you vote "FOR" each of the nominees and "FOR" each of the proposals. The proposals listed below are being proposed by the Company.

1.      Election of Directors.
        Nominees:  Alvin R. Albe, Jr., Robert A. Day and J. Edward Sheridan.

        FOR      / /               WITHHELD / /

        FOR, except vote withheld from the following nominee:

        -----------------------------------------------------------------------

2.      Ratification of Appointment of Accountants.

        FOR      / /      AGAINST  / /      ABSTAIN / /


3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please mark, sign, date and return the proxy form promptly using the enclosed envelope.


-------------------------      --------------------------   Date:         ,2002
Signature (title, if any)      Signature, if held jointly        ---------


NOTE: Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).